Filed Pursuant to Rule 433
Registration No. 333-140732

PRICING TERM SHEETS

5.750% Notes due 2013
Issuer:	CSX Corporation
Security:	5.750% Notes due 2013
Size:	$400,000,000
Maturity Date:	March 15, 2013
Coupon:	5.750%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2008
Price to Public:	99.741%
Benchmark Treasury:	4.125% due August 31, 2012
Benchmark Treasury Yield:	4.255%
Spread to Benchmark Treasury:	+ 155 bp
Yield:	5.805%
Make-Whole Call:	T+ 25 bp
Expected Settlement Date:	September 7, 2007
CUSIP:	126408 GL1
Anticipated Ratings:	Baa3 (Stable) by Moody’s Investors Service, Inc. BBB– (Stable) by Standard & Poor’s Ratings Services BBB– (Stable) by Fitch Ratings Ltd.
Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC UBS Securities LLC
Senior Co-Managers:	Citigroup Global Markets Inc Deutsche Bank Securities Inc.
Co-Managers	J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated Mitsubishi UFJ Securities International plc Mizuho Securities USA Inc. Scotia Capital (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2275 ext. 2663, Credit Suisse Securities (USA) LLC toll free at 1 (800) 221-1037 or UBS Securities LLC toll free at 1-888-722-9555, ext. 1088.

Filed Pursuant to Rule 433
Registration No. 333-140732

PRICING TERM SHEETS

6.250% Notes due 2018
Issuer:	CSX Corporation
Security:	6.250% Notes due 2018
Size:	$600,000,000
Maturity Date:	March 15, 2018
Coupon:	6.250%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2008
Price to Public:	99.625%
Benchmark Treasury:	4.750% due August 15, 2017
Benchmark Treasury Yield:	4.549%
Spread to Benchmark Treasury:	+ 175 bp
Yield:	6.299%
Make-Whole Call:	T+ 30 bp
Expected Settlement Date:	September 7, 2007
CUSIP:	126408 GM9
Anticipated Ratings:	Baa3 (Stable) by Moody’s Investors Service, Inc. BBB– (Stable) by Standard & Poor’s Ratings Services BBB– (Stable) by Fitch Ratings Ltd.
Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC UBS Securities LLC
Senior Co-Managers:	Citigroup Global Markets Inc Deutsche Bank Securities Inc.
Co-Managers	J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated Mitsubishi UFJ Securities International plc Mizuho Securities USA Inc. Scotia Capital (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-227-2275 ext. 2663, Credit Suisse Securities (USA) LLC toll free at 1 (800) 221-1037 or UBS Securities LLC toll free at 1-888-722-9555, ext. 1088.